 Exhibit 99.1

Socket Mobile Reports Profitable Third Quarter and Nine Month Results

NEWARK, Calif., – October 22, 2015 - Socket Mobile, Inc. (OTC: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity , today reported financial results for its 2015 third quarter and nine months ended September 30, 2015.

Revenue for the third quarter of 2015 was $4.5 million, a decrease of 8 percent compared to revenue of $4.9 million for the same quarter a year ago and flat compared to revenue of $4.5 million in the immediately preceding quarter. Net income for the third quarter of 2015 was $530,000, or $0.10 per share, compared to net income of $432,000, or $0.09 per share, in the third quarter of 2014 and net income of $401,000, or $0.07 per share, in the immediately preceding quarter.

Gross profit margins for the third quarter of 2015 were 49.5%, up from margins of 43.6% for the third quarter a year ago and margins of 47.2% for the immediately preceding quarter.

Operating expenses for the third quarter of 2015 were $1.6 million, flat with operating expenses of $1.6 million in both the third quarter a year ago and the immediately preceding quarter.

For the nine months ended September 30, 2015, revenue was $13.0 million, compared to revenue of $13.1 million in the year ago period. Net income for the nine months ended September 30, 2015 was $859,000, or $0.16 per share, compared to net income of $453,000, or $0.09 per share, for the same period one year ago.

Cash and cash equivalents were $862,000 at September 30, 2015 compared to $633,000 at December 31, 2014.

Kevin Mills, president and chief executive officer, commented, “Our cordless scanning revenue continued to grow in both the third quarter and nine months compared to the prior year periods, representing 88 percent of our total revenue year-to-date. The reduction in our total third quarter and nine months revenue compared to the prior year is solely attributable to lower revenue from the SoMo handheld computer which has been in decline over the past several years. The growth in our cordless scanning business reflects the widespread adoption of our barcode scanning products by our software application partners, many of whom are focused on mobile point of sale and other mobile application areas. While today our growth is driven by mobile point of sale applications, we expect our business to broaden to include more inventory-centric and other mobile market areas in the next 12 months as more of these applications come to market. We expect to introduce additional products over the next several months to capitalize on the opportunities offered by these additional markets.”

“From an operations standpoint, we have optimized our business model to support data capture requirements of mobile applications designed by businesses for use on mobile devices and marketed and distributed online. This model has enabled us to hold steady our operating costs while supporting worldwide growth in our sales. We’ve strengthened our balance sheet by over $2 million in capital over the past 18 months from a combination of profitable operations, stock option and warrant exercises as shareholder value has increased. We are thankful to our stakeholders for their continued support,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 PM Pacific, (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Conference ID is 13620600#. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2015, Socket Mobile, Inc. All rights reserved.

Financial tables follow

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,				Nine months ended Sept 30,
	2015		2014		2015		2014
Revenue		$4,518		$4,922		$13,009		$13,108
Cost of revenue		2,280		2,778		6,849		7,440
Gross profit		2,238		2,144		6,160		5,668
Gross profit percent		49.5%		43.6%		47.4%		43.2%
Research and development		576		612		1,702		1,752
Sales and marketing		610		545		1,837		1,548
General and administrative		451		467		1,520		1,500
Total operating expenses		1,637		1,624		5,059		4,800
Interest expense, net		63		81		218		391
Deferred tax provision		8		8		24		24
Net income		$530		$431		$859		$453
Net Income Per Share: Basic Diluted	$ $	0.10 0.09	$ $	0.09 0.08	$ $	0.16 0.14	$ $	0.09 0.09
Weighted average shares outstanding: Basic Diluted		5,560 5,980		4,935 5,417		5,540 5,960		4,916 5,100

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2015 (Unaudited)	December 31, 2014*
Cash	$862	$633
Accounts receivable	2,322	1,897
Inventories	972	957
Other current assets	88	125
Property and equipment, net	374	245
Goodwill	4,427	4,427
Other assets	91	86
Total assets	$9,136	$8,370
Accounts payable and accrued liabilities	$2,719	$3,535
Bank line of credit	413	816
Subordinated line of credit	500	600
Convertible notes payable	753	753
Deferred income	1,889	979
Deferred service revenue	152	214
Other liabilities	467	444
Common stock	62,074	61,719
Accumulated deficit	(59,831)	(60,690)
Total liabilities and equity	$9,136	$8,370

*Derived from audited financial statements.

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